UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2014

OCWEN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, 6th Floor
Atlanta, Georgia 30319
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.02(e)

On April 22, 2014, the Executive Chairman of Ocwen Financial Corporation (the “Company”), William C. Erbey, surrendered 1,000,0000 of the 2,000,000 stock options previously granted to him on August 21, 2012 (such grant, the “Award”) pursuant to a Surrender of Stock Options (the “Surrender Agreement”). The options, which had an exercise price of $24.38, had been granted to Mr. Erbey under the Company’s 2007 Equity Incentive Plan (the “Plan”). The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) had undertaken a review of the Award following the Company’s receipt of a letter (the “Shareholder Letter”) in which certain claims were made by one of the Company’s shareholders, including that the Award was inconsistent with the terms of the Plan. Following a review of the concerns raised in the Shareholder Letter, the Compensation Committee and the Board (with Mr. Erbey and Mr. Ronald M. Faris recusing themselves) determined that the Award was valid under the Plan. Notwithstanding the foregoing, the Board (with Messrs. Erbey and Faris recusing themselves) approved the Company’s settlement with the shareholder identified in the Shareholder Letter, and, as part of such settlement, Mr. Erbey agreed to surrender the 1,000,000 stock options for no consideration pursuant to the terms of the Surrender Agreement, which options consisted of 500,000 performance-based options and 500,000 extraordinary performance-based options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: April 22, 2014	By:	/s/ John V. Britti
John V. Britti
Executive Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)